Exhibit 99.1

SandRidge Energy, Inc. Reports Financial and Operational Results for Fourth

Quarter and Full Year 2012

Mississippian Quarterly Production Grew to 35.9 MBoe per Day, a 19% Increase from the

Previous Period and a 131% Increase over the Fourth Quarter of 2011

Record Oil and Total Production of 18.0 MMBbls and 33.6 MMBoe in 2012

Total Proved Reserve Growth of 20% and Reserve Replacement of 454%

Closes Sale of Permian Basin Assets for $2.6 Billion

Updates 2013 Guidance, Giving Effect to the Permian Divestiture

- Estimated Total Production of 34.3 MMBoe

- Estimated Mississippian Production of 17.4 MMBoe, 72% Growth

- Reaffirms Planned Capital Expenditures of $1.75 Billion

Oklahoma City, Oklahoma, February 28, 2013 – SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the quarter and year ended December 31, 2012.

Key Financial Results

Fourth Quarter

•	Adjusted EBITDA of $318 million for fourth quarter 2012 compared to $175 million in fourth quarter 2011.

•	Operating cash flow of $259 million for fourth quarter 2012 compared to $154 million in fourth quarter 2011.

•

Net loss applicable to common stockholders of $302 million, or $0.63 per diluted share, for fourth quarter 2012 compared to net loss applicable to common stockholders of $389 million, or $0.97 per diluted share, in fourth quarter 2011.

•	Adjusted net income of $35.3 million, or $0.06 per diluted share, for fourth quarter 2012 compared to adjusted net income of $8.7 million, or $0.02 per diluted share, in fourth quarter 2011.

Full Year

•	Adjusted EBITDA of $1,070 million for 2012 compared to $654 million in 2011.

•	Operating cash flow of $915 million for 2012 compared to $542 million in 2011.

•

Net income available to common stockholders of $86 million, or $0.19 per diluted share, for 2012 compared to net income available to common stockholders of $52 million, or $0.13 per diluted share, in 2011.

•	Adjusted net income of $124.3 million, or $0.23 per diluted share, for 2012 compared to adjusted net income of $6.9 million, or $0.01 per diluted share, in 2011.

Adjusted net income available (loss applicable) to common stockholders, adjusted EBITDA and operating cash flow are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 10.

Highlights

•	Consolidated SEC PV-10 reserves value of $7.5 billion, a 9% increase from 2011

•	Consolidated proved reserves of 566 MMBoe, a 20% increase from 2011

•	Consolidated proved oil reserves of 330 MMBbls, a 35% increase from 2011

•	Year end liquidity of $2.5 billion, pro forma for Permian sale and $1.1 billion in debt reduction

•	Mississippian average 30-day IP increased 17% for wells completed in the fourth quarter versus wells completed in the third quarter

•	Reduced Mississippian well cost by 14% in 2012 to $3.1 million

•	Reduced fourth quarter Mississippian lease operating expense by 43% year-over-year

•	New percent of proceeds gathering arrangement captures NGL volumes in the Mississippian play

•	Drilled 60 disposal wells in 2012 bringing the total number of disposal wells to 113 and system capacity to 1.6 million barrels of water per day

Presentation slides to be viewed in conjunction with certain of the above operational highlights are available on the company’s website, www.sandridgeenergy.com, under Investor Relations/Events.

Drilling and Operational Activities

SandRidge averaged 42 rigs operating during the fourth quarter of 2012 and drilled 242 wells. The company drilled a total of 1,117 wells during 2012. A total of 232 operated wells were completed and brought on production during the fourth quarter of 2012, bringing the total number of operated wells completed and brought on production during 2012 to 1,088 wells.

Mississippian Play. During the fourth quarter of 2012, SandRidge drilled 125 horizontal wells: 85 in Oklahoma and 40 in Kansas. This brings the total horizontal wells drilled during 2012 to 396 wells. Additionally, SandRidge drilled eight disposal wells in the fourth quarter for a total of 60 disposal wells in 2012. To date, over 1,500 horizontal wells have been drilled in the Mississippian play, including 682 drilled by SandRidge. The company exited the year with 33 rigs operating in the play: 24 drilling horizontal wells in Oklahoma, eight drilling horizontal wells in Kansas and one drilling disposal wells.

Permian Basin. The company drilled 115 wells during the fourth quarter, which brings the total wells drilled during 2012 to 717 wells. The company has announced it has closed the sale of its Permian assets other than those associated with SandRidge Permian Trust. The sold assets produced approximately 23 MBoe per day during the fourth quarter.

Gulf of Mexico. During 2012, SandRidge drilled two wells and participated in the drilling of four non-operated wells with three wells in progress at year end for a total of nine wells in 2012. Additionally, SandRidge performed 21 recompletions and participated in 12 non-operated recompletions for total of 33 recompletions in 2012.

Proved Reserves

The company’s estimated consolidated proved reserves as of December 31, 2012 were 566 MMBoe, representing a 37% increase (after adjustments for asset sales and production) from December 31, 2011. During 2012, the company recognized additional consolidated proved reserves of 265 MMBoe primarily as a result of successful drilling in the Mississippian Play and the Permian Basin and from acquisition of reserves in place from the Gulf of Mexico. This increase was offset by 112 MMBoe of downward revisions, primarily in the Piñon Field as a result of lower natural gas prices. Proved developed reserves constituted 57% of total consolidated reserves as of December 31, 2012. Third party engineers evaluated a combined 98% of the total consolidated proved PV-10 value as of December 31, 2012.

The December 31, 2012 estimated future net cash flows from consolidated proved reserves, discounted at an annual rate of 10%, before income taxes (“PV-10”) were $7.5 billion, an increase of 9% from December 31, 2011 and an increase of 43% after adjustments for asset sales and production. The weighted average wellhead prices, which are based on index prices and adjusted for transportation and regional price differentials, used to estimate the company’s consolidated proved reserves and future net revenues were $91.65 per barrel and $2.29 per Mcf at December 31, 2012 compared to $85.77 per barrel and $4.06 per Mcf at December 31, 2011.

Proved developed drilling finding costs and proved developed all-in finding costs, which include drilling, land and seismic costs, were $21.68 and $24.02 per Boe, respectively, for the year ended December 31, 2012.

Analysis of Changes in Consolidated Proved Reserves

	Oil(1) (MBbls)	Net Gas (MMcf)	Net Reserves (MBoe)	PV-10 ($M)
Year-end 2011(2)(3)	244,784	1,355,056	470,628	$6,875,872

Sales	(23,556)	(548)	(23,647)
Production	(17,962)	(93,549)	(33,553)
Purchases	32,153	202,995	65,986
Extensions	116,915	489,302	198,466
Revisions - changes to previous estimates	(18,536)	26,703	(14,085)
Revisions - price	(3,760)	(564,917)	(97,913)

Year-end 2012(2)(3)	330,040	1,415,042	565,880	$7,488,444

Permian Sale Adjustments	(160,836)	(228,229)	(198,874)	($3,177,582)

Pro Forma Year-end 2012	169,204	1,186,813	367,006	$4,310,862

(1)	Includes NGLs.
(2)	Includes approximately 38,230 MBoe and 26,350 MBoe attributable to noncontrolling interests at December 31, 2012 and 2011, respectively.
(3)	Includes PV-10 attributable to noncontrolling interests of approximately $955 million and $935 million at December 31, 2012 and 2011, respectively.

Operational and Financial Statistics

Information regarding the company’s production, pricing, costs and earnings is presented below:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Production
Oil (MBbl) (1)	5,037	3,290	17,962	11,830
Natural gas (MMcf)	28,717	16,866	93,549	69,306
Oil equivalent (MBoe)	9,823	6,101	33,553	23,381
Daily production (MBoed)	106.8	66.3	91.7	64.1

Average price per unit
Realized oil price per barrel - as reported (1)	$81.61	$84.74	$84.95	$83.21
Realized impact of derivatives per barrel (1)	9.39	(5.46)	5.07	(6.80)

Net realized price per barrel (1)	$91.00	$79.28	$90.02	$76.41

Realized natural gas price per Mcf - as reported	$3.09	$2.99	$2.49	$3.50
Realized impact of derivatives per Mcf	(0.30)	0.12	(0.03)	(0.23)

Net realized price per Mcf	$2.79	$3.11	$2.46	$3.27

Realized price per Boe - as reported	$50.89	$53.97	$52.43	$52.47

Net realized price per Boe - including impact of derivatives	$54.81	$51.35	$55.05	$48.35

Average cost per Boe
Lease operating	$13.67	$13.20	$14.22	$13.81
Production taxes	1.12	2.04	1.41	1.97
General and administrative
General and administrative, excluding stock-based compensation (2)	7.45	4.93	5.93	4.70
Stock-based compensation	0.98	1.68	1.28	1.65
Depletion (3)	18.83	14.72	17.79	13.97

Lease operating cost per Boe
Mississippian	$7.65	$13.38	$8.81	$10.65
Permian Basin	10.86	11.30	11.40	12.81
Offshore	21.51	33.88	21.87	38.30

Earnings per share
(Loss) earnings per share applicable to common stockholders
Basic	$(0.63)	$(0.97)	$0.19	$0.13
Diluted	(0.63)	(0.97)	0.19	0.13

Adjusted net income (loss) per share available (applicable) to common stockholders
Basic	$0.04	$(0.01)	$0.15	$(0.12)
Diluted	0.06	0.02	0.23	0.01

Weighted average number of common shares outstanding (in thousands)
Basic	476,241	399,430	453,595	398,851
Diluted (4)	566,664	497,833	546,148	496,779

(1)	Includes NGLs.
(2)

Includes transaction costs, one-time fees for legal settlement and consent solicitation costs totaling $27.8 million and $43.0 million for the three-month period and year ended December 31, 2012, respectively. Includes transaction costs of $0.8 million and $5.4 million for the three-month period and year ended December 31, 2011, respectively.

(3)	Includes accretion of asset retirement obligation.
(4)	Includes shares considered antidilutive for calculating earnings per share in accordance with GAAP for certain periods presented.

Discussion of 2012 Financial Results

Fourth Quarter

Oil and natural gas revenue increased 52% to $500 million in the fourth quarter of 2012 from $329 million in the same period of 2011 as a result of increases in oil and natural gas production. Oil production increased 53% to 5.0 MMBbls from fourth quarter 2011 production of 3.3 MMBbls and natural gas production increased 70% to 28.7 Bcf from fourth quarter 2011 production of 16.9 Bcf. Production increases were attributable to continued development of the company’s properties in the Mississippian play and production contributed by properties acquired in the second quarter of 2012. Realized reported prices, which exclude the impact of derivative settlements, were $81.61 per barrel and $3.09 per Mcf during the fourth quarter of 2012. Realized reported prices in the same period of 2011 were $84.74 per barrel and $2.99 per Mcf.

Fourth quarter 2012 production expense was $13.67 per Boe compared to fourth quarter 2011 production expense of $13.20 per Boe. The increase was primarily due to the additional costs related to offshore properties acquired during the second quarter of 2012 and an accrual of $8.5 million at December 31, 2012 related to the company’s shortfall in meeting its 2012 CO2 delivery requirement. In SandRidge’s primary onshore operations, production expense continued to decrease as a result of improving efficiencies. In the company’s Mississippian play, fourth quarter production expense decreased 43% year-over-year from $13.38 to $7.65 per Boe.

Depletion per unit in the fourth quarter of 2012 was $18.83 per Boe compared to $14.72 per Boe in the same period of 2011. The increase in rate per unit primarily resulted from the addition of offshore properties acquired during the second quarter of 2012 to the company’s depletable asset base and, to a lesser extent, from non-core asset sales in the first half of 2012 and the fourth quarter of 2011.

Impairments of non-oil and gas assets totaling $315 million were recorded in the fourth quarter of 2012. Upon completion of the Century Plant in Pecos County, Texas in the fourth quarter of 2012, the company determined that future use of its legacy gas treating plants and CO2 compression facilities in the Piñon Field area of west Texas will be limited and, accordingly, recorded a $79 million impairment of those assets. Additionally, upon the company’s entry during the fourth quarter of 2012 into an agreement to sell its Permian Properties, the company evaluated its goodwill for impairment and determined its carrying value of approximately $236 million to be fully impaired.

Full Year

Oil and natural gas revenue increased 43% to $1,759 million in 2012 from $1,227 million in 2011 as a result of increases in oil and natural gas production. Oil production increased 52% to 18.0 MMBbls from 2011 production of 11.8 MMBbls and natural gas production increased 35% to 93.5 Bcf from 2011 production of 69.3 Bcf. Production increases were attributable to continued development of the company’s properties in the Mississippian play and production contributed by properties acquired in the second quarter of 2012. Realized reported prices, which exclude the impact of derivative settlements, were $84.95 per barrel and $2.49 per Mcf during 2012. Realized reported prices in 2011 were $83.21 per barrel and $3.50 per Mcf.

Production expense for 2012 was $14.22 per Boe compared to 2011 production expense of $13.81 per Boe. The increase was primarily due to the additional costs related to offshore properties acquired during the second quarter of 2012. In the company’s Mississippian play, 2012 production expense decreased 17% year-over-year from $10.65 to $8.81 per Boe.

Depletion per unit in 2012 was $17.79 per Boe compared to $13.97 per Boe in 2011. The increase in rate per unit primarily resulted from the addition of offshore properties acquired during the second quarter of 2012 to the company’s depletable asset base and, to a lesser extent, from non-core asset sales in the first half of 2012 and the fourth quarter of 2011.

Capital Expenditures

The table below summarizes the company’s capital expenditures for the three and twelve-month periods ended December 31, 2012 and 2011 (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Drilling and production
Mid-Continent	$251,108	$173,452	$927,186	$620,647
Permian Basin	120,667	180,506	645,045	692,193
Gulf of Mexico	64,801	526	155,249	906
WTO/Tertiary/Other	1,901	15,435	36,579	51,950

	438,477	369,919	1,764,059	1,365,696

Leasehold and seismic
Mid-Continent	10,024	74,349	156,961	307,169
Permian Basin	2,555	2,891	15,463	31,977
Gulf of Mexico	2,135	—	14,861	112
WTO/Tertiary/Other	1,094	1,211	3,543	8,710

	15,808	78,451	190,828	347,968
Pipe inventory (1)	4,060	1,031	(3,941)	(16,329)

Total exploration and development (2)	458,345	449,401	1,950,946	1,697,335

Drilling and oil field services	302	4,983	27,527	25,674
Midstream	18,454	23,123	80,413	38,514
Other - general	23,688	16,800	115,096	54,971

Total capital expenditures, excluding acquisitions	500,789	494,307	2,173,982	1,816,494

Acquisitions (3)	(13,758)	11,877	840,740	34,628

Total capital expenditures	$487,031	$506,184	$3,014,722	$1,851,122

Plugging and abandonment	$19,728	$5,328	$84,361	$16,531

(1)	Pipe inventory expenditures for the years ended December 31, 2012 and 2011 represent transfers of pipe inventory to the full cost pool for use in drilling and production activities.
(2)

Exploration and development expenditures for the three months ended December 31, 2012 and 2011 exclude $40.0 million and $6.0 million, respectively, of estimated loss on Century Plant construction contract. Exploration and development expenditures for the years ended December 31, 2012 and 2011 exclude $50.0 million and $25.0 million, respectively, of estimated loss on Century Plant construction contract.

(3)

Acquisitions for the three months and year ended December 31, 2012 reflects $15.4 million and $16.3 million, respectively, received from Atinum and Repsol to participate in acquisitions. Acquisition expenditures for the year ended December 31, 2012 exclude common stock valued at approximately $542.1 million issued in connection with and tax liability adjustments resulting from the Dynamic acquisition.

Derivative Contracts

The tables below set forth the company’s consolidated oil and natural gas price and basis swaps and collars for the years 2013 through 2015 as of February 26, 2013 and include contracts that have been novated to, or the benefits of which have been conveyed to, SandRidge sponsored royalty trusts.

	Quarter Ending
	3/31/2013	6/30/2013	9/30/2013	12/31/2013
Oil (MMBbls):

Swap Volume	4.53	3.44	3.36	3.34
Swap	$97.56	$98.84	$98.62	$98.46

Collar Volume	0.04	0.04	0.04	0.04
Collar: High	$102.50	$102.50	$102.50	$102.50
Collar: Low	$80.00	$80.00	$80.00	$80.00

LLS Basis Volume	0.27	0.27	—	—
Swap	$15.16	$12.51	—	—

Natural Gas (Bcf):

Collar Volume	1.71	1.71	1.72	1.72
Collar: High	$6.71	$6.71	$6.71	$6.71
Collar: Low	$3.78	$3.78	$3.78	$3.78

	Year Ending
	12/31/2013	12/31/2014	12/31/2015
Oil (MMBbls):

Swap Volume	14.67	7.51	5.08
Swap	$98.31	$92.43	$83.69

Collar Volume	0.17	—	—
Collar: High	$102.50	—	—
Collar: Low	$80.00	—	—

Three-way Collar Volume	—	8.21	2.92
Call Price	—	100.00	$103.13
Put Price	—	90.20	$90.82
Short Put Price	—	70.00	$73.13

LLS Basis Volume	0.54	—	—
Swap	$13.83	—	—

Natural Gas (Bcf):

Collar Volume	6.86	0.94	1.01
Collar: High	$6.71	$7.78	$8.55
Collar: Low	$3.78	$4.00	$4.00

Balance Sheet

The company’s capital structure at December 31, 2012 and December 31, 2011 is presented below (in thousands):

	December 31, 2012	December 31, 2011

Cash and cash equivalents	$309,766	$207,681

Current maturities of long-term debt	$—	$1,051
Long-term debt (net of current maturities)
Senior credit facility	—	—
Mortgage	—	14,978
Senior Notes
Senior Floating Rate Notes due 2014	—	350,000
9.875% Senior Notes due 2016, net	356,657	354,579
8.0% Senior Notes due 2018	750,000	750,000
8.75% Senior Notes due 2020, net	444,127	443,568
7.5% Senior Notes due 2021	1,179,328	900,000
8.125% Senior Notes due 2022	750,000	—
7.5% Senior Notes due 2023, net	820,971	—

Total debt	4,301,083	2,814,176

Stockholders’ equity
Preferred stock	8	8
Common stock	476	399
Additional paid-in capital	5,228,019	4,568,856
Treasury stock, at cost	(8,602)	(6,158)
Accumulated deficit	(2,851,048)	(2,937,094)

Total SandRidge Energy, Inc. stockholders’ equity	2,368,853	1,626,011

Noncontrolling interest	1,493,602	922,939

Total capitalization	$8,163,538	$5,363,126

During the fourth quarter of 2012, the company’s debt, net of cash balances, increased by approximately $365 million and for the full year 2012, increased by approximately $1.4 billion. This increase is a result of funding the company’s drilling program and the cash portion of the Dynamic acquisition. On February 26, 2013, the company had no amount drawn under its $775 million senior credit facility and, due to the closing of the Permian sale, approximately $2.7 billion of cash. The company was in compliance with all applicable covenants contained in its debt agreements during 2012 and through and as of the date of this release.

The company has begun a process to redeem all of its outstanding 9.875% Senior Notes due 2016, with an aggregate principal amount outstanding of $365.5 million, and all of its 8% Senior Notes due 2018, with an aggregate principal amount outstanding of $750 million. The redemptions, which are being funded with a portion of the proceeds from the sale of the Permian assets, are expected to close on March 28, 2013.

2013 Operational Guidance: The company is updating its guidance for 2013.

	Year Ending December 31, 2013
	Previous Projection as of November 8, 2012	Updated Projection as of February 28, 2013
Production
Oil (MMBbls) (1)	19.5	15.9
Natural Gas (Bcf)	118.2	110.4

Total (MMBoe)	39.2	34.3

Differentials
Oil (1)	$8.00	$8.50
Natural Gas	$0.40	$0.45

Costs per Boe
Lifting	$14.50 - $16.50	$14.50 - $16.50
Production Taxes	1.35 - 1.55	1.00 - 1.20
DD&A - oil & gas	18.00 - 19.80	16.50 - 18.30
DD&A - other	1.80 - 2.00	1.80 - 2.00

Total DD&A	$19.80 - $21.80	$18.30 - $20.30
G&A - cash	4.00 - 4.45	4.00 - 4.45
G&A - stock	1.20 - 1.35	1.35 - 1.50

Total G&A	$5.20 - $5.80	$5.35 - $5.95
Interest Expense	$9.10 - $10.10	$8.10 - $9.10

EBITDA from Oilfield Services, Midstream and Other ($ in millions) (2)	$55	$30

Adjusted Net Income Attributable to Noncontrolling Interest ($ in millions) (3)	$170	$150
P&A Cash Cost ($ in millions)	$120	$120

Corporate Tax Rate (4)	0%	0%
Deferral Rate	0%	0%

Shares Outstanding at End of Period (in millions)
Common Stock	498	498
Preferred Stock (as converted)	90	90

Fully Diluted	588	588

Capital Expenditures ($ in millions)
Exploration and Production	$1,450	$1,450
Land and Seismic	100	100

Total Exploration and Production	$1,550	$1,550
Oil Field Services	30	30
Midstream and Other	170	170

Total Capital Expenditures (excluding acquisitions)	$1,750	$1,750

(1)	Includes NGLs.
(2)

EBITDA from Oilfield Services, Midstream and Other is a non-GAAP financial measure as it excludes from net income interest expense, income tax expense and depreciation, depletion and amortization. The most directly comparable GAAP measure for EBITDA from Oilfield Services, Midstream and Other is Net Income from Oilfield Services, Midstream and Other. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods and/or does not forecast the excluded items on a segment basis.

(3)

Adjusted Net Income Attributable to Noncontrolling Interest is a non-GAAP financial measure as it excludes unrealized gain or loss on derivative contracts and gain or loss on sale of assets. The most directly comparable GAAP measure for Adjusted Net Income Attributable to Noncontrolling Interest is Net Income Attributable to Noncontrolling Interest. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.

(4)	As a result of the Permian divestiture, the company expects to incur cash income taxes of approximately $15 million in 2013 with a corresponding expense included in Net Income.

2013 Guidance Update: The updated guidance gives effect to the Permian divestiture, which closed on February 26, 2013. SandRidge estimates production of approximately 34.3 MMBoe and capital expenditures of $1.75 billion in 2013. A majority of SandRidge’s planned capital expenditures will go to funding its Mississippian program, where the company plans to drill approximately 580 horizontal producers and 74 disposal wells in 2013. The remaining 2013 drilling capital will be used to maintain production levels in the company’s offshore properties and to drill approximately 220 wells associated with the SandRidge Permian Trust development program.

Non-GAAP Financial Measures

Operating cash flow, adjusted EBITDA, adjusted net income available (loss applicable) to common stockholders, adjusted net income attributable to noncontrolling interest and PV-10 are non-GAAP financial measures.

The company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities and adjusted for cash received (paid) on financing derivatives. It defines EBITDA as net (loss) income before income tax expense (benefit), interest expense and depreciation, depletion and amortization and accretion of asset retirement obligations. Adjusted EBITDA, as presented herein, is EBITDA excluding interest income, realized gains on early settlements of derivative contracts, non-cash realized losses on amended derivative contracts, non-cash realized losses on financing derivative contracts, (gain) loss on sale of assets, transaction costs, legal settlements, consent solicitation fees, bargain purchase gain, loss on extinguishment of debt and other various non-cash items (including non-cash portion of noncontrolling interest, stock-based compensation, unrealized losses (gains) on derivative contracts, provision for doubtful accounts, asset impairment and inventory obsolescence).

Operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Management also uses the supplemental financial measure of adjusted net income available (loss applicable) to common stockholders, which excludes unrealized losses (gains) on derivative contracts, realized gains on early settlements of derivative contracts, bargain purchase gain, tax benefit resulting from acquisition, financing commitment fees, non-cash realized losses on financing derivative contracts, transaction costs, legal settlements, consent solicitation fees, loss on extinguishment of debt, non-cash realized losses on amended derivative contracts and (gain) loss on sale of assets from (loss applicable) income available to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income available (loss applicable) to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for (loss applicable) income available to common stockholders.

The supplemental measure of adjusted net income attributable to noncontrolling interest is used by the company’s management to measure the impact on the company’s financial results of the ownership by third parties of interests in the company’s less than wholly-owned consolidated subsidiaries. Adjusted net income attributable to noncontrolling interest excludes the portion of unrealized loss (gain) on commodity derivative contracts and asset impairment attributable to third party ownership in less than wholly-owned consolidated subsidiaries from net (loss) income attributable to noncontrolling interest. Adjusted net income attributable to noncontrolling interest is not a measure of financial performance under GAAP and should not be considered a substitute for net income attributable to noncontrolling interest.

PV-10 represents the present value of estimated future cash inflows from proved oil and natural gas reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows and using 12-month average prices. PV-10 differs from Standardized Measure, the most directly comparable GAAP measure, because it does not include the effects of income taxes on future net revenues. Management uses PV-10 as an arbitrary reserve asset value measure to compare against past reserve bases and the reserve bases of other business entities that are not dependent on the tax-paying status of the entity.

The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA and adjusted EBITDA, adjusted net income available (loss applicable) to common stockholders, adjusted net income attributable to noncontrolling interest and PV-10.

Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)

Net cash provided by operating activities	$198,930	$137,331	$783,160	$458,954

Add (deduct)
Cash received (paid) on financing derivatives	4,185	1,267	(34,518)	6,538
Changes in operating assets and liabilities	56,198	15,368	166,100	76,367

Operating cash flow	$259,313	$153,966	$914,742	$541,859

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)

Net (loss) income	$(287,904)	$(374,716)	$141,571	$108,065

Adjusted for
Income tax expense (benefit)	12	196	(100,362)	(5,817)
Interest expense (1)	88,793	60,274	312,869	243,818
Depreciation and amortization - other	15,729	13,712	60,805	53,630
Depreciation and depletion - oil and natural gas	175,577	87,487	568,029	317,246
Accretion of asset retirement obligations	9,371	2,329	28,996	9,368

EBITDA	1,578	(210,718)	1,011,908	726,310

Asset impairment	314,723	2,825	316,004	2,825
Provision for doubtful accounts	850	889	1,735	2,511
Inventory obsolescence	46	(105)	174	40
Interest income	(450)	(146)	(1,466)	(240)
Stock-based compensation	8,982	9,528	39,682	36,017
Unrealized losses (gains) on derivative contracts	16,950	426,132	(217,755)	(101,034)
Realized gains on early settlements of derivative contracts	—	—	(59,338)	(45,627)
Non-cash realized losses on amended derivative contracts	—	—	117,108	—
Non-cash realized losses on financing derivative contracts	3,974	1,277	10,840	6,443
Other non-cash (income) expense	(625)	(2,672)	(3,821)	(2,012)
(Gain) loss on sale of assets	(666)	(896)	3,089	(2,044)
Transaction costs	369	823	15,645	5,354
Legal settlements	25,000	—	25,000	—
Consent solicitation fees	2,420	—	2,420	—
Bargain purchase gain	—	—	(122,696)	—
Loss on extinguishment of debt	19	—	3,075	38,232
Non-cash portion of noncontrolling interest (2)	(54,955)	(52,183)	(71,647)	(13,167)

Adjusted EBITDA	$318,215	$174,754	$1,069,957	$653,608

(1)

Excludes unrealized gains on interest rate swaps of $2.4 million and $2.9 million for the three-month periods ended December 31, 2012 and 2011, and $8.1 million and $6.2 million for the years ended December 31, 2012 and 2011, respectively.

(2)

Represents depreciation and depletion, impairment on goodwill and certain Midstream assets, unrealized (gains) losses on commodity derivative contracts and income tax expense attributable to noncontrolling interests.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)

Net cash provided by operating activities	$198,930	$137,331	$783,160	$458,954

Changes in operating assets and liabilities	56,198	15,368	166,100	76,367
Interest expense (1)	88,793	60,274	312,869	243,818
Realized gains on early settlements of non-financing derivative contracts	—	—	(33,165)	(45,627)
Transaction costs	369	823	15,645	5,354
Legal settlements	25,000	—	25,000	—
Consent solicitation fees	2,420	—	2,420	—
Noncontrolling interest - SDT (2)	(13,416)	(14,793)	(54,590)	(41,165)
Noncontrolling interest - SDR (2)	(16,348)	—	(45,755)	—
Noncontrolling interest - PER (2)	(18,667)	(17,728)	(76,564)	(26,078)
Noncontrolling interest - Other (2)	103	69	263	(248)
Other non-cash items	(5,167)	(6,590)	(25,426)	(17,767)

Adjusted EBITDA	$318,215	$174,754	$1,069,957	$653,608

(1)

Excludes unrealized gains on interest rate swaps of $2.4 million and $2.9 million for the three-month periods ended December 31, 2012 and 2011, and $8.1 million and $6.2 million for the years ended December 31, 2012 and 2011, respectively.

(2)

Excludes depreciation and depletion, impairment on goodwill and certain Midstream assets, unrealized (gains) losses on commodity derivative contracts and income tax expense attributable to noncontrolling interests.

Reconciliation of (Loss Applicable) Income Available to Common Stockholders to Adjusted Net

Income Available (Loss Applicable) to Common Stockholders

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)

(Loss applicable) income available to common stockholders	$(301,785)	$(388,597)	$86,046	$52,482

Tax benefit resulting from acquisition	—	(2,152)	(100,288)	(8,399)
Asset impairment (1)	278,385	2,825	279,666	2,825
Unrealized losses (gains) on derivative contracts (2)	14,141	381,328	(199,764)	(98,178)
Realized gains on early settlements of derivative contracts	—	—	(59,338)	(45,627)
Non-cash realized losses on amended derivative contracts	—	—	117,108	—
Non-cash realized losses on financing derivative contracts	3,974	1,277	10,840	6,443
(Gain) loss on sale of assets	(666)	(896)	3,089	(2,044)
Transaction costs	369	823	15,645	5,354
Legal settlements	25,000	—	25,000	—
Consent solicitation fees	2,420	—	2,420	—
Financing commitment fees	—	—	10,875	—
Bargain purchase gain	—	—	(122,696)	—
Loss on extinguishment of debt	19	—	3,075	38,232
Other non-cash income	(464)	—	(2,907)	—
Effect of income taxes	13	202	42	255

Adjusted net income available (loss applicable) to common stockholders	21,406	(5,190)	68,813	(48,657)
Preferred stock dividends	13,881	13,881	55,525	55,583

Total adjusted net income	$35,287	$8,691	$124,338	$6,926

Weighted average number of common shares outstanding

Basic	476,241	399,430	453,595	398,851
Diluted (3)	566,664	497,833	546,148	496,779

Total adjusted net income (loss)
Per share - basic	$0.04	$(0.01)	$0.15	$(0.12)

Per share - diluted	$0.06	$0.02	$0.23	$0.01

(1)	Excludes asset impairment attributable to noncontrolling interests.
(2)	Excludes unrealized (gains) losses on commodity derivative contracts attributable to noncontrolling interests.
(3)	Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating earnings per share in accordance with GAAP.

Reconciliation of Net (Loss) Income Attributable to Noncontrolling Interest to Adjusted Net

Income Attributable to Noncontrolling Interest

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)

Net (loss) income attributable to noncontrolling interest	$(6,627)	$(19,732)	$104,999	$54,324

Asset impairment	36,338	—	36,338	—

Unrealized loss (gain) on commodity derivative contracts	2,809	44,804	(17,991)	(2,856)

Adjusted net income attributable to noncontrolling interest	$32,520	$25,072	$123,346	$51,468

Reconciliation of Standardized Measure of Discounted Net Cash Flows to PV-10

	December 31,
	2012	2011
	(in millions)

Standardized measure of discounted net cash flows (1)	$5,840	$5,216
Present value of future net income tax expense discounted at 10%	1,648	1,660

PV-10 (2)	$7,488	$6,876

(1)	Includes approximately $953 million and $933 million attributable to SandRidge noncontrolling interests at December 31, 2012 and 2011, respectively.
(2)	Includes approximately $955 million and $935 million attributable to SandRidge noncontrolling interests at December 31, 2012 and 2011, respectively.

Conference Call Information

The company will host a conference call to discuss these results on Friday, March 1, 2013 at 8:00 am CST. The telephone number to access the conference call from within the U.S. is 800-599-9816 and from outside the U.S. is 617-847-8705. The passcode for the call is 74704936. An audio replay of the call will be available from March 1, 2013 until 11:59pm CST on March 31, 2013. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 97467861.

A live audio webcast of the conference call will also be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.

6th Annual Investor/Analyst Meeting

•	March 5, 2013 (Tuesday), 8:00am EST, at the Mandarin Oriental New York, 80 Columbus Circle (at 60th Street)

Conference Participation

SandRidge Energy, Inc. will participate in the following upcoming events:

•	March 18, 2013 – Howard Weil 41st Annual Energy Conference; New Orleans, LA

•	April 15, 2013 – IPAA 2013 OGIS; New York, NY

At 8:00 am Central Time on the day of each presentation, the corresponding slides and any webcast information will be accessible on the Investor Relations portion of the company’s website at www.sandridgeenergy.com. Please check the website for updates regularly as this schedule is subject to change. Also, please note that SandRidge Energy, Inc. intends for its website to be used as a reliable source of information for all future events in which it may participate as well as updated presentations regarding the company. Slides and webcasts (where applicable) will be archived and available for at least 30 days after each use or presentation.

First Quarter 2013 Earnings Release and Conference Call

May 7, 2013 (Tuesday) – Earnings press release after market close

May 8, 2013 (Wednesday) – Earnings conference call at 8:00 am CST

SandRidge Energy, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(Unaudited)
Revenues
Oil and natural gas	$499,907	$329,288	$1,759,282	$1,226,794
Drilling and services	25,932	28,180	116,633	103,298
Midstream and marketing	12,620	13,027	40,486	66,690
Century Plant construction	796,323	—	796,323	—
Other	3,316	3,343	18,241	18,431

Total revenues	1,338,098	373,838	2,730,965	1,415,213

Expenses
Production	134,330	80,506	477,154	322,877
Production taxes	10,988	12,459	47,210	46,069
Drilling and services	15,759	16,346	68,227	65,654
Midstream and marketing	12,482	13,227	39,669	66,007
Century Plant construction costs	796,323	—	796,323	—
Depreciation and depletion - oil and natural gas	175,577	87,487	568,029	317,246
Depreciation and amortization - other	15,729	13,712	60,805	53,630
Accretion of asset retirement obligations	9,371	2,329	28,996	9,368
Impairment	314,723	2,825	316,004	2,825
General and administrative	82,884	40,279	241,682	148,643
(Gain) loss on derivative contracts	(19,712)	445,021	(241,419)	(44,075)
(Gain) loss on sale of assets	(666)	(896)	3,089	(2,044)

Total expenses	1,547,788	713,295	2,405,769	986,200

(Loss) income from operations	(209,690)	(339,457)	325,196	429,013

Other income (expense)
Interest expense	(85,921)	(57,255)	(303,349)	(237,332)
Bargain purchase gain	—	—	122,696	—
Loss on extinguishment of debt	(19)	—	(3,075)	(38,232)
Other income, net	1,112	2,460	4,741	3,122

Total other expense	(84,828)	(54,795)	(178,987)	(272,442)

(Loss) income before income taxes	(294,518)	(394,252)	146,209	156,571
Income tax expense (benefit)	12	196	(100,362)	(5,817)

Net (loss) income	(294,530)	(394,448)	246,571	162,388
Less: net (loss) income attributable to noncontrolling interest	(6,626)	(19,732)	105,000	54,323

Net (loss) income attributable to SandRidge Energy, Inc.	(287,904)	(374,716)	141,571	108,065
Preferred stock dividends	13,881	13,881	55,525	55,583

(Loss applicable) income available to SandRidge Energy, Inc. common stockholders	$(301,785)	$(388,597)	$86,046	$52,482

(Loss) earnings per share
Basic	$(0.63)	$(0.97)	$0.19	$0.13

Diluted	$(0.63)	$(0.97)	$0.19	$0.13

Weighted average number of common shares outstanding
Basic	476,179	399,430	453,595	398,851

Diluted	476,179	399,430	456,015	406,645

SandRidge Energy, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2012	2011

ASSETS
Current assets
Cash and cash equivalents	$309,766	$207,681
Accounts receivable, net	445,506	206,336
Derivative contracts	71,022	4,066
Inventories	3,618	6,903
Costs in excess of billings	11,229	—
Prepaid expenses	31,319	14,099
Restricted deposit	255,000	—
Other current assets	15,425	2,755

Total current assets	1,142,885	441,840
Oil and natural gas properties, using full cost method of accounting
Proved (includes development and project costs excluded from amortization of $72.4 million and $231.3 million at December 31, 2012 and 2011, respectively)	12,262,921	8,969,296
Unproved	865,863	689,393
Less: accumulated depreciation, depletion and impairment	(5,231,182)	(4,791,534)

	7,897,602	4,867,155

Other property, plant and equipment, net	582,375	522,269
Restricted deposits	27,947	27,912
Derivative contracts	23,617	26,415
Goodwill	—	235,396
Other assets	116,305	98,622

Total assets	$9,790,731	$6,219,609

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$—	$1,051
Accounts payable and accrued expenses	766,544	506,784
Billings and estimated contract loss in excess of costs incurred	15,546	43,320
Derivative contracts	14,860	115,435
Asset retirement obligations	118,504	32,906
Deposit on pending sale	255,000	—

Total current liabilities	1,170,454	699,496
Long-term debt	4,301,083	2,813,125
Derivative contracts	59,787	49,695
Asset retirement obligations	379,906	95,210
Other long-term obligations	17,046	13,133

Total liabilities	5,928,276	3,670,659

Commitments and contingencies
Equity
SandRidge Energy, Inc. stockholders’ equity
Preferred stock, $0.001 par value, 50,000 shares authorized
8.5% Convertible perpetual preferred stock; 2,650 shares issued and outstanding at December 31, 2012 and December 31, 2011; aggregate liquidation preference of $265,000	3	3
6.0% Convertible perpetual preferred stock; 2,000 shares issued and outstanding at December 31, 2012 and December 31, 2011; aggregate liquidation preference of $200,000	2	2
7.0% Convertible perpetual preferred stock; 3,000 shares issued and outstanding at December 31, 2012 and December 31, 2011; aggregate liquidation preference of $300,000	3	3
Common stock, $0.001 par value, 800,000 shares authorized; 491,578 issued and 490,359 outstanding at December 31, 2012 and 412,827 issued and 411,953 outstanding at December 31, 2011	476	399
Additional paid-in capital	5,233,019	4,568,856
Additional paid-in capital - stockholder receivable	(5,000)	—
Treasury stock, at cost	(8,602)	(6,158)
Accumulated deficit	(2,851,048)	(2,937,094)

Total SandRidge Energy, Inc. stockholders’ equity	2,368,853	1,626,011
Noncontrolling interest	1,493,602	922,939

Total equity	3,862,455	2,548,950

Total liabilities and equity	$9,790,731	$6,219,609

SandRidge Energy, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$246,571	$162,388
Adjustments to reconcile net income to net cash provided by operating activities
Provision for doubtful accounts	1,735	2,511
Depreciation, depletion and amortization	628,834	370,876
Accretion of asset retirement obligations	28,996	9,368
Impairment	316,004	2,825
Debt issuance costs amortization	14,388	11,372
Amortization of discount, net of premium, on long-term debt	2,592	2,383
Bargain purchase gain	(122,696)	—
Loss on extinguishment of debt	3,075	38,232
Deferred income taxes	(100,288)	(6,986)
Unrealized gain on derivative contracts	(217,755)	(101,034)
Realized loss on amended derivative contracts	117,108	—
Realized (gain) loss on financing derivative contracts	(13,651)	6,591
Loss (gain) on sale of assets	3,089	(2,044)
Stock-based compensation	42,795	38,684
Other	(1,537)	155
Changes in operating assets and liabilities increasing (decreasing) cash
Receivables	(141,534)	(61,645)
Inventories	3,111	(2,998)
Billings and estimated contract loss in excess of costs incurred, net	(89,003)	(11,013)
Other current assets	(10,649)	71
Other assets and liabilities, net	34,447	(35,773)
Asset retirement obligations	(84,361)	(16,531)
Accounts payable and accrued expenses	121,889	51,522

Net cash provided by operating activities	783,160	458,954

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment	(2,146,372)	(1,727,106)
Acquisitions of assets	(840,740)	(34,628)
Proceeds from sale of assets	431,167	859,405

Net cash used in investing activities	(2,555,945)	(902,329)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,850,344	2,033,000
Repayments of borrowings	(366,029)	(2,130,293)
Premium on debt redemption	(844)	(30,338)
Debt issuance costs	(48,538)	(20,326)
Proceeds from issuance of royalty trust units	587,086	917,528
Proceeds from the sale of royalty trust units	139,360	—
Noncontrolling interest distributions	(181,727)	(60,200)
Proceeds from issuance of convertible perpetual preferred stock, net	—	(231)
Stock-based compensation excess tax benefit	(16)	53
Purchase of treasury stock	(14,723)	(13,796)
Dividends paid - preferred	(55,525)	(56,742)
Cash (paid) received on settlement of financing derivative contracts	(34,518)	6,538

Net cash provided by financing activities	1,874,870	645,193

NET INCREASE IN CASH AND CASH EQUIVALENTS	102,085	201,818
CASH AND CASH EQUIVALENTS, beginning of year	207,681	5,863

CASH AND CASH EQUIVALENTS, end of year	$309,766	$207,681

Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$257,152	$224,127
Cash paid for income taxes	1,324	2,083

Supplemental Disclosure of Noncash Investing and Financing Activities
Deposit on pending sale	$255,000	$—
Change in accrued capital expenditures	$27,610	$89,388
Adjustment to oil and natural gas properties for estimated contract loss	$50,000	$25,000
Asset retirement costs capitalized	$7,479	$5,716
Common stock issued in connection with acquisition	$542,138	$—

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors - This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of net income and EBITDA, drilling and recompletion plans, oil and natural gas production, derivative transactions, shares outstanding, pricing differentials, operating costs and capital spending, plugging and abandonment costs, tax rates, debt retirement, and descriptions of our development plans. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in (a) Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011, (b) comparable “risk factors” sections of our Quarterly Reports on Form 10-Q filed thereafter, and (c) Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and conduct marketing operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Mid-Continent, Gulf of Mexico, West Texas and Gulf Coast regions. SandRidge’s internet address is www.sandridgeenergy.com.